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                                                                   Exhibit 10.15

AMERICAN MOBILE RADIO CORPORATION
1250 23rd Street
Washington, D.C. 20037

September 14, 1998

PERSONAL AND CONFIDENTIAL

Mr. Stelios J. Patsiokas
9324 Northwest 18th Street
Plantation, FL 33322

Dear Stell:

I felt that our meeting this past Tuesday was very productive, and am pleased to offer you the position of Senior Vice President-Receiver Development for American Mobile Radio Corporation (AMRC), reporting directly to me. You will be responsible for ensuring that AMRC achieves its full market potential by delivering the highest sound quality in the industry, at CE prices that accelerate market acceptance.

The position offers the following:

Annual Base Salary: You will receive an annual base salary of $210,000, minus applicable withholding taxes. (I am sure you are aware that the quotation of an annual salary is for purposes of communication and is not intended to imply a specific condition or length of employment.)

Discretionary Bonus: Your annual on-target bonus potential (at 100% of plan) will be equal to 40% or ($84,000) of your annual base compensation, minus applicable withholding taxes, based upon agreed performance measures. Bonus calculations will be based on a calendar year. The awarding of a discretionary bonus is in recognition of performance and should not be construed as conferring upon you the right to a future discretionary bonus, nor does it imply a specific condition or length of employment commitment.

Stock Option Plan: A recommendation will be made to the Board of Directors of AMRC that you are granted employee stock options to purchase one share of AMRC stock, at a strike price of $875,000 per share. Your one share option will vest on a schedule of one-third on each anniversary date in 1999, 2000, and 2001. The granting of
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Mr. Stelios J. Patsiokas
September 14, 1998
Page 2


stock options is wholly discretionary in recognition of performance or anticipated performance and does not create any obligation on the part of AMRC to maintain your employment through any part of the vesting schedule or to grant additional options in the future.

Signing Bonus: In consideration of your annual performance bonus at Motorola, AMRC will provide the prorated portion of your estimated $50,000 achievement, based on your start date. (For example, if you start on October 1, the signing bonus will be $37,500, payable at the first month's paycheck.) Likewise, your AMRC bonus will be prorated for 1998. In addition, in consideration of your expected $25,000 grant for achieving your 25th patent at Motorola, AMRC will also provide $25,000 as a bonus, payable January 1. Finally, our offer includes an additional $20,000 bonus, payable at the first month's paycheck.

Relocation: As you and I discussed this past Tuesday, it is our goal to build the best receiver development team in the industry, starting with 3-4 key RF engineers in Phase I, and building as business conditions warrant. To do so quickly, we are willing to locate the team in Boca Raton for its start-up phase. In order for you to be a full and contributing member of AMRC's senior executive team, it is our mutual understanding that you will commute to D.C. when necessary, and will plan to relocate within 2 years. At that time, we will also re-evaluate the location of the balance of the receiver development group. In consideration of this understanding, AMRC will provide a full relocation package to you at any time between now and 2 years, according to timing mutually agreed upon. This relocation package will include all reasonable expenses, including double living expenses during the move, capped at $50,000.

Employment Agreement: In the event your employment is terminated for any reason, within three years of your initial date of hire, other than for cause, you will receive a lump sum severance payment, subject to applicable taxes, equal to one year's base salary. In consideration of this severance payment, AMRC shall receive a confidentiality undertaking and a release of potential claims.

Employee Benefits: AMRC generally observes 11 holidays per year and you will be provided three (3) weeks (15 working days) of paid vacation. On the first day of the month following your date of hire, you will become eligible for our group medical, dental, short-term disability, long-term disability, life insurance and flexible spending plan. You will become eligible for our 401(k) plan at the closest registration period occurring one month (20 workdays) after your hire date. Benefits programs are reviewed from time to time and may be changed at the discretion of AMRC.
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Mr. Stelios J. Patsiokas
September 14, 1998
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Eligibility to Work in the U.S.: The Immigration Reform and Control Act requires employers to verify eligibility of all personnel for employment in the United States. The Human Resources Department would be happy to assist you in the preparation of the necessary paperwork to complete this verification.

This offer letter is the complete offer for employment and may not be amended or altered in any way by oral statements, and can only be altered by a written amendment signed by an officer of AMRC.

Stell, our meeting this past Tuesday simply validated my conviction that your leadership will contribute significantly to the success of AMRC, and I hope to soon count you as a member of our executive team. I would truly enjoy working with someone who shares our enthusiasm and conviction.

Your signature at the bottom of this page indicates your acceptance of this offer. Please sign both originals, retaining one copy for your files and returning the other to Shelley Berger in Human Resources. As I am sure you are aware, time is of the essence to meet our availability before Christmas in the year 2000, so please advise us of your decision by September 18. As I will be traveling this week, certainly feel free to get in touch with Tina Mayland if you have any questions regarding this offer.

Sincerely,

/s/ Hugh Panero

Hugh Panero
CEO - AMRC

I accept this offer:


/s/ Stelios J. Patsiokas    9/22/98
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Stelios J. Patsiokas         (Date)


October 19, 1998
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Start Date